FOR IMMEDIATE RELEASE:

Media Relations:

Investor Relations:

FastLane

Wolfe Axelrod Weinberger Associates, LLC

Chris Faust

Donald C. Weinberger; Adam Lowensteiner

(973) 906-5553

(212) 370-4500; (212) 370-4505

cfaust@fast-lane.net

don@wolfeaxelrod.com

adam@wolfeaxelrod.com

Onstream Media Corporation Announces Final Third Quarter Fiscal 2013 Financial Results

- Company Reports Higher Audio and Web Conferencing Revenues –

- Conference Call for Investment Community confirmed for

Tuesday, August 20, 2013 at 4:30pm ET -

POMPANO BEACH, FL, August 19, 2013 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology, announced today its final financial results for the third quarter ended June 30, 2013, supplementing but not changing the information already released on August 15, 2013.

Highlights

  Revenues for the third quarter of fiscal 2013 were approximately $4.5 million as compared to approximately $4.8 million for the comparable quarter of fiscal 2012. This decrease was the result of an unexpected reduction in webcasting revenues from both government and commercial clients as well as the loss of a single customer that we were providing streaming services to at very little margin.

  Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended June 30, 2013, an increase of approximately $247,000 (9.3%) from the corresponding period of the prior fiscal year. This increase was the result of revenues from the operations of Intella2, a San Diego-based communications company, which Onstream acquired on November 30, 2012.

  Consolidated gross margin percentage was 72.1% for the three months ended June 30, 2013, versus 66.6% for the corresponding period of the prior fiscal year. This improvement was due to reductions in Infinite and webcasting cost of sales and the impact of the acquired Intella2 operations, as well as the discontinuance of a single low margin Digital Media Services Platform (“DMSP”) and hosting customer as noted above.

  Onstream’s EBITDA, as adjusted, for the three months ended June 30, 2013 was approximately $257,000 as compared to EBITDA, as adjusted, of approximately $361,000 for the third quarter of fiscal 2012. Although this represents a decrease as compared to the comparable quarter of the prior year, it represents an approximately $367,000 increase from EBITDA, as adjusted, of approximately negative $110,000 for the second quarter of fiscal 2013.

  Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the three months ended June 30, 2013 was approximately $110,000, compared to cash provided by operating activities (before changes in current assets and liabilities other than cash) of approximately $372,000 for the three months ended June 30, 2012. Although this represents a decrease as compared to the comparable quarter of the prior year, it represents an approximately $325,000 increase from cash used in operating activities (before changes in current assets and liabilities other than cash) of approximately $215,000 for the second quarter of fiscal 2013.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “Although we did experience an overall revenue decline in the third quarter, as compared to the same quarter of the prior fiscal year, this was the result of an unexpected reduction in webcasting revenues and the loss of a single DMSP and hosting customer whose revenues were resulting in very little margin. In fact, our consolidated gross margin for the quarter was greater than the consolidated gross margin for the same quarter of the previous year.”

Mr. Selman continued, “We continue to believe that our webcasting division revenues will be favorably impacted during the remainder of fiscal 2013 and into fiscal 2014 as a result of a comprehensive update to our webcasting platform (V4), which we launched in January 2013. We also expect to eventually see increased webcasting sales as a result of additional sales personnel, increased sales efforts by our resellers as a result of the new platform and our new Virtual Conference Center which is a multiple event conference solution with integrated webcasting that is a subset of the MarketPlace365 service.”

Mr. Selman concluded, “Looking towards the remainder of the fiscal year and into the beginning of fiscal 2014 we believe we are on track to show improvement in our revenues, EBITDA and our cash flow. Based on our preliminary look at July 2013 revenues we believe that our fourth quarter revenues are on a pace thus far to hopefully match revenues for the immediately preceding third quarter, which would represent an improvement over the traditional seasonal revenue decline from the third to the fourth quarter seen in prior years. We are optimistic about continued growth through the remainder of the quarter and into fiscal 2014 based on our current pipeline of prospective deals.”

Financial Discussion

Consolidated operating revenue was approximately $4.5 million for the three months ended June 30, 2013, a decrease of approximately $337,000 (7.0%) from the corresponding period of prior fiscal year, due to decreased revenues of the Digital Media Services Group. However, Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended June 30, 2013, which was an increase of approximately $247,000 (9.3%) from the corresponding period of the prior fiscal year. This increase was a result of the Intella2 operations which we acquired on November 30, 2012, which had revenues of approximately $306,000, including free conferencing business revenues of approximately $61,000.

Digital Media Services Group revenues were approximately $1.6 million for the three months ended June 30, 2013, a decrease of approximately $584,000 (27.2%) from the corresponding period of the prior fiscal year, primarily due to a decrease in in webcasting revenues as well as DMSP and hosting division revenues.

Revenues of the webcasting division decreased by approximately $332,000 (20.8%) for the three months ended June 30, 2013 as compared to the corresponding period of the prior fiscal year. The approximately 1,300 webcasts we produced during the three months ended June 30, 2013 was approximately 100 less than the number of webcasts we produced during the corresponding period of the prior fiscal year. In addition, the webcasts for the three months ended June 30, 2013 had a higher proportion of lower priced audio-only events, versus higher priced video events.

DMSP and hosting division revenues decreased by approximately $276,000 (53.3%) for the three months ended June 30, 2013 as compared to the corresponding period of the prior fiscal year. This decrease was primarily the result of the loss of a single customer that we were providing streaming services to at very little margin, as part of a larger business relationship that is still in place. Therefore, the loss of this customer and the related revenues did not have a material impact on our net operating results.

Consolidated gross margin was approximately $3.2 million for the three months ended June 30, 2013, an increase of approximately $18,000 (0.6%) from the corresponding period of the prior fiscal year. Our consolidated gross margin percentage was 72.1% for the three months ended June 30, 2013, versus 66.6% for the corresponding period of the prior fiscal year. This was due to reductions in Infinite and webcasting cost of sales as well as the discontinuance of a single low margin DMSP and hosting customer, as discussed above. During the third quarter of fiscal 2012, we renegotiated a supplier contract which reduced our Infinite division cost of sales by approximately $36,000 for the three months ended June 30, 2013. During the third quarter of fiscal 2013, we renegotiated a supplier contract representing approximately $132,000 in annualized savings, which we expect will reduce our cost of sales by approximately $122,000 for the final quarter of fiscal 2013 and the first three quarters of fiscal 2014, as compared to the corresponding periods of fiscal 2012 and 2013. During fiscal 2013, we renegotiated various supplier contracts representing approximately $203,000 in annualized savings, which we expect will cumulatively reduce our cost of sales and other general and administrative expenses by approximately $193,000 for the final quarter of fiscal 2013 and the first three quarters of fiscal 2014, as compared to the corresponding periods of fiscal 2012 and 2013.

Consolidated operating expenses were approximately $3.4 million for the three months ended June 30, 2013, an increase of approximately $90,000 (2.7%) from the corresponding period of the prior fiscal year. The increase was primarily due to an approximately $251,000, or 13.8%, increase in compensation (excluding equity), partially offset by an approximately $161,000, or 38.2%, decrease in professional fee expense, both as compared to the corresponding period of the prior fiscal year.

Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the three months ended June 30, 2013 was approximately $110,000, compared to cash provided by operating activities (before changes in current assets and liabilities other than cash) of approximately $372,000 for the three months ended June 30, 2012. Cash provided in the current quarter for operating activities, as compared to the corresponding previous year quarter, was adversely affected by an increase in interest expense arising from the debt financing used to acquire Intella2 and for general working capital. Although the current quarter number represents a decrease as compared to the comparable quarter of the prior year, it represents an approximately $325,000 increase from cash used in operating activities (before changes in current assets and liabilities other than cash) of approximately $215,000 for the second quarter of fiscal 2013.

Onstream’s third quarter fiscal 2013 net loss of approximately $520,000, or $(0.03) loss per share, was based on approximately 20.7 million weighted average shares outstanding, as compared to a third quarter fiscal 2012 net loss of approximately $244,000, or $(0.02) loss per share, which was based on approximately 12.7 million weighted average shares outstanding. The increased net loss was primarily due to an approximately $160,000, or 88.4%, increase in interest expense, as compared to the corresponding period of the prior fiscal year.

Onstream’s EBITDA, as adjusted, for the three months ended June 30, 2013 was approximately $257,000 as compared to EBITDA, as adjusted, of approximately $361,000 for the third quarter of fiscal 2012. Although this represents a decrease as compared to the comparable quarter of the prior year, it represents an approximately $367,000 increase from EBITDA, as adjusted, of approximately negative $110,000 for the second quarter of fiscal 2013.

Teleconference

Onstream’s leadership team will conduct a conference call at 4:30 p.m. ET on Tuesday, August 20, 2013, to discuss these financial results. During this teleconference, Mr. Randy Selman, President and Chief Executive Officer of Onstream and Mr. Robert Tomlinson, the Company's Chief Financial Officer, will also update the outlook for the remainder of fiscal 2013 and the beginning of fiscal 2014. The discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.webcaster4.com/Webcast/Page/1/1912 or by calling 1-888-645-4404 or 1-862-255-5395 (toll). It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.webcaster4.com/Webcast/Page/1/1912.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM), is a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology. Onstream Media’s innovative webcasting platform has recently been ranked #1 by TopTenREVIEWS. The company's video streaming, hosting and publishing platform  - Streaming Publisher, provides customers with cost effective tools for encoding, managing, indexing, and publishing content to the Internet or virtually any mobile device. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include Dell, GE Capital, Georgetown University, IRS, KPMG, National Press Club, Nuclear Regulatory Commission, PR Newswire and Shareholder.com (NASDAQ). Onstream Media's strategic relationships include Akamai, BT Conferencing, Telefónica and Trade Show News Network. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Nine months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012
REVENUE:
Audio and web conferencing	$6,849,678	$6,393,755	$2,369,937	$2,131,118
Webcasting	3,863,667	4,539,336	1,268,936	1,601,266
DMSP and hosting	718,607	1,439,437	242,069	517,883
Network usage	1,529,051	1,472,305	521,086	523,190
Other	184,438	133,343	68,374	34,265
Total revenue	13,145,441	13,978,176	4,470,402	4,807,722

COSTS OF REVENUE:
Audio and web conferencing	1,913,242	1,906,838	660,557	583,094
Webcasting	1,074,188	1,351,731	319,894	482,172
DMSP and hosting	103,071	758,965	34,185	297,231
Network usage	744,031	697,688	220,968	234,117
Other	49,665	41,970	12,878	7,235
Total costs of revenue	3,884,197	4,757,192	1,248,482	1,603,849

GROSS MARGIN	9,261,244	9,220,984	3,221,920	3,203,873

OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	6,030,654	5,608,317	2,074,773	1,823,851
Compensation paid with common shares and other equity	1,551,138	437,752	133,569	115,949
Professional fees	1,054,628	1,568,340	260,529	421,817
Other	1,899,478	1,692,581	629,800	610,145
Depreciation and amortization	1,008,193	1,054,721	303,512	340,099
Total operating expenses	11,544,091	10,361,711	3,402,183	3,311,861

Loss from operations	(2,282,847)	(1,140,727)	(180,263)	(107,988)

OTHER EXPENSE, NET:
Interest expense	(975,796)	(565,795)	(340,197)	(180,598)
Debt extinguishment loss	(143,251)	-	-	-
Gain (loss) from adjustment of derivative liability to fair value	27,480	46,818	-	31,867
Other (expense) income, net	(30,418)	42,210	217	12,657
Total other expense, net	(1,121,985)	(476,767)	(339,980)	(136,074)

Net loss	$(3,404,832)	$(1,617,494)	$(520,243)	$(244,062)

Loss per share – basic and diluted:
Net loss per share	$(0.20)	$(0.13)	$(0.03)	$(0.02)
Weighted average shares of common stock outstanding – basic and diluted	17,448,815	12,431,065	20,704,496	12,711,394

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA AND EBITDA, AS ADJUSTED

(unaudited)

	Nine months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012

Net loss	$(3,404,832)	$(1,617,494)	$(520,243)	$(244,062)
Add: Depreciation and amortization	1,008,193	1,054,721	303,512	340,099
Add: Interest expense	975,796	565,795	340,197	180,598
EBITDA	$(1,420,843)	3,022	$123,466	$276,635

EBITDA	$(1,420,843)	$3,022	123,466	$276,635
Add: Compensation paid with common shares and other equity	1,551,138	437,752	133,569	115,949
Add: Debt extinguishment loss	143,251	-	-	-
(Less: Gain) / Add: Loss from adjustment of derivative liability to fair value	(27,480)	(46,818)	-	(31,867)
EBITDA, as adjusted	$246,066	$393,956	$257,035	$360,717

EBITDA is defined as earnings (loss) before interest expense, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for compensation paid with common shares and other equity, debt extinguishment loss and gain/loss from adjustment of derivative liability to fair value.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	September 30, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$372,466	$359,795
Accounts receivable, net of allowance for doubtful accounts of $209,489 and $195,737, respectively	2,185,061	2,357,726
Prepaid expenses	240,244	293,294
Inventories and other current assets	136,320	146,159
Total current assets	2,934,091	3,156,974
PROPERTY AND EQUIPMENT, net	3,120,459	2,841,115
INTANGIBLE ASSETS, net	697,592	277,579
GOODWILL, net	10,558,604	10,146,948
OTHER NON-CURRENT ASSETS	136,215	146,215
Total assets	$17,446,961	$16,568,831
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,728,400	$1,634,110
Accrued liabilities	1,615,842	1,398,668
Amounts due to directors and officers	337,766	669,697
Deferred revenue	160,106	138,856
Notes and leases payable – current portion, net of discount	2,360,843	1,650,985
Convertible debentures – current portion, net of discount	427,299	407,384
Total current liabilities	6,630,256	5,899,700
Accrued liabilities – non-current portion	196,790	-
Notes and leases payable, net of current portion and discount	674,530	189,857
Convertible debentures, net of current portion and discount	641,440	801,844
Detachable warrant, associated with sale of common/preferred shares	-	81,374
Total liabilities	8,143,016	6,972,775
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, zero and 17,500 issued and outstanding, respectively	-	2
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, zero and 160,000 issued and outstanding, respectively	-	16
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 18,800,744 and 12,902,217 issued and outstanding, respectively	1,879	1,289
Common stock committed for issue – 2,541,667 and 366,667 shares, respectively	254	37
Additional paid-in capital	144,300,234	141,199,589
Accumulated deficit	(134,998,422)	(131,604,877)
Total stockholders’ equity	9,303,945	9,596,056
Total liabilities and stockholders’ equity	$17,446,961	$16,568,831

###